Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Applied Minerals, Inc. on Form S-1 to be filed on or about February 17, 2015 of our report dated March 13, 2014, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 and the effectiveness of Applied Minerals, Inc.’s internal control over financial reporting as of December 31, 2013, which report was included in the Annual Report on Form 10-K filed March 14, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

New York, New York

February 17, 2015